As filed with the Securities and Exchange Commission on April 27, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________________________________

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-69714
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-172387
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-219643

__________________________________________________________________________
FMC CORPORATION
(Exact name of Registrant as specified in its charter)
__________________________________________________________________________

Delaware	94-0479804
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2929 Walnut Street Philadelphia, Pennsylvania 19104
(Address of principal executive offices)
_______________________________________________________________________

FMC Corporation Incentive Compensation and Stock Plan
FMC Corporation 2023 Incentive Stock Plan
(Full title of the plan)
_______________________________________________________________________

Michael F. Reilly, Esq.
Executive Vice President, General Counsel and Secretary
FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
(Name and Address of Agent For Service)

Telephone: (215) 299-6000
(Telephone Number, Including Area Code, of Agent For Service)
_______________________________________________________________________

Copies of all communications to:

Robert Friedel, Esq.
Troutman Pepper Hamilton Sanders LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2779
(215) 981-4000
__________________________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

EXPLANATORY NOTE
FMC Corporation, a Delaware corporation (the “Company”), previously filed Registration Statements on Form S-8, File Nos. 333-69714, 333-172387 and 333-219643, with the Securities and Exchange Commission (the “Commission”) on September 20, 2001, February 22, 2011 and August 2, 2017, respectively (the “Prior Registration Statements”), with respect to an aggregate 10,271,898 shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), issuable under the FMC Corporation Incentive Compensation and Stock Plan, as amended and restated on April 25, 2017 (the “2017 Plan”) and predecessor plans.

On April 27, 2023 (the “Effective Date”), the Company’s stockholders approved the FMC Corporation 2023 Incentive Stock Plan (the “2023 Plan”) and, in connection therewith, no further awards will be made under the 2017 Plan. Pursuant to the terms of the 2023 Plan, (i) the number of shares of Common Stock remaining available for grant under the 2017 Plan on the Effective Date, up to 1.7 million shares (the “Excess Shares”) and (ii) up to the number of shares of Common Stock that were subject to outstanding awards under the 2017 Plan as of the Effective Date that subsequently cease to be subject to such awards as a result of the termination, expiration, cancellation or forfeiture of such awards, (the “Rollover Shares”), may become available for issuance under the 2023 Plan in accordance with the terms thereof. On the Effective Date, (i) a total of 1,619,508 shares of Common Stock remained available for grant under the 2017 Plan and (ii) a total of 2,365,480 shares of Common Stock were subject to awards then outstanding under the 2017 Plan.

The Company is filing this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (this “Post-Effective Amendment”) pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statements to register the offer of an aggregate of 3,984,988 shares of Common Stock under the 2023 Plan. For the avoidance of doubt, the Company is not hereby registering any additional shares of Common Stock that were not previously approved by the Company’s stockholders as of the Effective Date. Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a new registration statement on Form S-8 to register an additional 5,000,000 shares of Common Stock for issuance under the 2023 Plan, which was approved by the Company’s stockholders on the Effective Date.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this registration statement by reference:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2022;

(b) The Company’s Current Report on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the Commission on February 24, 2023, and

(c) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed on May 12, 1986 pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock registered hereunder has been passed upon for the Company by Michael F. Reilly. Michael F. Reilly, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary of the Company, is paid a salary by the Company, is a participant in various employee benefit plans offered to employees of the Company generally, and owns shares of Common Stock of the Company as well as options, restricted stock units and performance-based restricted stock units to acquire Common Stock of the Company.

Item 6. Indemnification of Directors and Officers.

The Company is organized under the laws of the State of Delaware. The General Corporation Law of the State of Delaware, as amended (the “DGCL”), provides that a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expense, liability or loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action or suit brought by or in the right of the corporation, indemnification of any director, officer and other agent against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit is permitted if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Article XI of the Company’s Restated By-Laws provides for the indemnification of directors and officers of the Company each of whom was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, to the fullest extent permitted by the DGCL and specifies procedures to be followed by the Company and any person requesting indemnification in connection with any claim.

Under the DGCL, a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the Company or, if serving in such capacity at the request of the Company, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. The Company has purchased directors and officers liability insurance. A Delaware corporation also may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (relating to unlawful payments of dividends or stock repurchases), or (4) for any transaction from which the director derived an improper personal benefit. Article Eighth of the Company’s Restated Certificate of Incorporation includes such a provision.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits filed as part of this Registration Statement are as follows:

Exhibit No.	Exhibit Description
4.1
Restated Certificate of Incorporation, as amended through April 30, 2019, incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed with the Commission on May 8, 2019.

4.2	Restated By-Laws of FMC Corporation as of December 14, 2022, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on December 15, 2022.

5.1
Opinion of Stephen F. Gates, Esq. as to the legality of the securities being registered with respect to the 2017 Plan, dated September 20, 2001, incorporated herein by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8, filed on September 20, 2001 (File No. 333-69714).

5.2
Opinion of Andrea E. Utecht as to the legality of the securities being registered with respect to the 2017 Plan, dated September 22, 2011, incorporated herein by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8, filed on September 22, 2011 (File No. 333-172387).

5.3
Opinion of Andrea E. Utecht as to the legality of the securities being registered with respect to the 2017 Plan, dated August 2, 2017, incorporated herein by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8, filed on August 2, 2017 (File No. 333-219643).

5.4
Opinion of Michael F. Reilly as to the legality of the shares of Common Stock which may be issued by the Company under the 2023 Plan that were previously registered with respect to the 2017 Plan, dated April 27, 2023.

23.1	Consent of KPMG LLP.

23.2	Consent of Michael F. Reilly. (contained in Exhibit 5.4).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

99.1	Filing Fee Table.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the
Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, state of Pennsylvania, on this 27th day of April, 2023
FMC CORPORATION
(Registrant)

By:	/S/ ANDREW D. SANDIFER
Andrew D. Sandifer Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Each person in so signing also makes, constitutes and appoints Andrew D. Sandifer, Mark A. Douglas and Michael F. Reilly, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Commission pursuant to the requirements of the Securities Act, any and all amendments and post-effective amendments to this Registration Statement, with exhibits to such registration statements and amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ ANDREW D. SANDIFER Andrew D. Sandifer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 27, 2023

/S/ NICHOLAS L. PFEIFFER Nicholas L. Pfeiffer	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	April 27, 2023

/S/ MARK A. DOUGLAS Mark A. Douglas	President, Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2023

/S/ PIERRE R. BRONDEAU Pierre R. Brondeau	Chairman of the Board	April 27, 2023

/S/ MARGARETH ØVRUM Margareth Øvrum	Director	April 27, 2023

/S/ K'LYNNE JOHNSON K'Lynne Johnson	Director	April 27, 2023

/S/ CAROL ANTHONY “JOHN” DAVIDSON Carol Anthony “John” Davidson	Director	April 27, 2023

/S/ G. SCOTT GREER G. Scott Greer	Director	April 27, 2023

/S/ EDUARDO E. CORDEIRO Eduardo E. Cordeiro	Director	April 27, 2023

/S/ DIRK A. KEMPTHORNE Dirk A. Kempthorne	Director	April 27, 2023

/S/ ROBERT C. PALLASH Robert C. Pallash	Director	April 27, 2023

/S/ KATHY L. FORTMANN Kathy L. Fortmann	Director	April 27, 2023